Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation of our reports dated November 26, 2014, with respect to the consolidated financial statements of Becton, Dickinson and Company, as of September 30, 2014 and for each of the three years in the period ended September 30, 2014, in the Proxy Statement of CareFusion Corporation that is made a part of the Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Becton, Dickinson and Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

December 15, 2014